Exhibit 99.1

Neiman Marcus, Inc. Reports Second Quarter Earnings

DALLAS--(BUSINESS WIRE)--March 11, 2011--Neiman Marcus, Inc. today reported financial results for the second quarter of fiscal year 2011. For the 13 weeks ended January 29, 2011, the Company reported total revenues of $1.17 billion compared to $1.10 billion in the prior year. Comparable revenues increased 6.0 percent. Operating earnings for the second quarter of fiscal year 2011 were $89.2 million compared to $67.1 million for the second quarter of fiscal year 2010, an increase of 32.8 percent.

The Company reported net earnings of $21.0 million for the 13 weeks ended January 29, 2011 compared to net earnings of $4.0 million in the prior year. EBITDA for the second quarter of fiscal year 2011 was $136.4 million compared to EBITDA of $119.9 million for the second quarter of fiscal year 2010.

For the 26 weeks ended January 29, 2011, the Company reported total revenues of $2.10 billion compared to $1.97 billion in the prior year. Comparable revenues increased 6.2 percent. The Company reported operating earnings for the 26 weeks ended January 29, 2011 of $189.0 million compared to operating earnings of $142.0 million for the comparable period a year ago, an increase of 33.1 percent.

The Company reported net earnings of $46.8 million for the 26 weeks ended January 29, 2011 compared to net earnings of $12.5 million in the prior year. EBITDA for the 26 weeks ended January 29, 2011 was $287.3 million compared to EBITDA of $248.8 million for the 26 weeks ended January 30, 2010.

Other Items

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Friday, March 11, 2011 beginning at 11:00 a.m. Central Standard Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	January 29, 2011	January 30, 2010

ASSETS
Current assets:
Cash and cash equivalents	$530,716	$500,661
Merchandise inventories	772,260	732,289
Other current assets	108,539	96,750
Total current assets	1,411,515	1,329,700

Property and equipment, net	882,986	947,371
Goodwill and intangible assets, net	3,173,293	3,242,317
Other assets	63,411	80,463
Total assets	$5,531,205	$5,599,851

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$216,132	$190,049
Accrued liabilities	389,512	370,275
Other current liabilities	-	45,479
Total current liabilities	605,644	605,803

Long-term liabilities:
Long-term debt	2,879,769	2,972,222
Deferred income taxes	656,356	684,185
Other long-term liabilities	397,979	394,780
Total long-term liabilities	3,934,104	4,051,187

Total shareholders’ equity	991,457	942,861
Total liabilities and shareholders’ equity	$5,531,205	$5,599,851

NEIMAN MARCUS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Revenues	$1,171,559	$1,102,361	$2,098,807	$1,971,261
Cost of goods sold including buying and occupancy costs	793,661	761,485	1,356,319	1,295,709
Selling, general and administrative expenses	253,707	237,581	476,694	456,397
Income from credit card program, net	(12,195)	(16,572)	(21,488)	(29,659)
Depreciation expense	32,145	34,422	65,867	70,205
Amortization of intangible assets	10,607	13,845	23,456	27,691
Amortization of favorable lease commitments	4,469	4,469	8,939	8,939

Operating earnings	89,165	67,131	189,020	141,979

Interest expense, net	55,248	59,004	113,678	118,369

Earnings before income taxes	33,917	8,127	75,342	23,610

Income tax expense	12,890	4,163	28,574	11,125

Net earnings	$21,027	$3,964	$46,768	$12,485

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

SEGMENTS:	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollars in millions)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

REVENUES:
Specialty Retail Stores	$936.5	$881.2	$1,697.6	$1,602.8
Direct Marketing	235.1	221.2	401.2	368.5
Total	$1,171.6	$1,102.4	$2,098.8	$1,971.3

OPERATING EARNINGS:
Specialty Retail Stores	$85.1	$66.5	$193.1	$154.9
Direct Marketing	36.2	40.7	61.2	62.4
Corporate expenses	(17.0)	(15.4)	(31.1)	(29.0)
Other expenses	-	(6.4)	(1.8)	(9.7)
Amortization of intangible assets and favorable lease commitments	(15.1)	(18.3)	(32.4)	(36.6)
OPERATING EARNINGS	$89.2	$67.1	$189.0	$142.0

Other expenses consists primarily of costs (primarily professional fees and severance) incurred in connection with corporate initiatives and cost reductions.

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

OTHER DATA:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended

(dollars in millions)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Capital expenditures	$22.8	$11.1	$41.2	$28.4

Depreciation	$32.1	$34.4	$65.9	$70.2
Amortization of intangibles	$15.1	$18.3	$32.4	$36.6

Rent expense	$22.4	$22.4	$43.9	$43.4

EBITDA	$136.4	$119.9	$287.3	$248.8

For an explanation of EBITDA, see “Non-GAAP Financial Measure.”

NEIMAN MARCUS, INC.
NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net earnings as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to EBITDA:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollars in millions)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Net earnings	$21.0	$4.0	$46.8	$12.5
Income tax expense	13.0	4.2	28.5	11.1
Interest expense, net	55.2	59.0	113.7	118.4
Depreciation expense	32.1	34.4	65.9	70.2
Amortization of intangible assets and favorable lease commitments	15.1	18.3	32.4	36.6
EBITDA	$136.4	$119.9	$287.3	$248.8

We present the financial performance measure of earnings before interest, taxes, depreciation and amortization (EBITDA) because we use this measure to monitor and evaluate the performance of our business and believe the presentation of this measure will enhance investors’ ability to analyze trends in our business, evaluate our performance relative to other companies in our industry and evaluate our ability to service our debt. EBITDA is not a presentation made in accordance with generally accepted accounting principals in the U.S. (GAAP). Our computation of EBITDA may vary from others in our industry.

The non-GAAP measure of EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing NMG’s Senior Secured Asset-Based Revolving Credit Facility, Senior Secured Term Loan Facility, Senior Notes and Senior Subordinated Notes. EBITDA should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance. In addition, EBITDA is not presented as and should not be considered as an alternative to cash flows as a measure of liquidity. EBITDA has important limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; does not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; excludes tax payments that represent a reduction in available cash; and does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President, Chief Operating Officer and Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Senior Vice President – Finance and Treasurer